Exhibit 10.14

Amendment

to

FORM F-4 Note

This Amendment to Form F-4 Note (this “Amendment”), effective as of August 13, 2026, is by and between Mkango Rare Earths Limited, a British Virgin Islands company (the “Company”), and CIIG Management III, LLC, a Delaware limited liability company (the “Investor”).

Recitals

Whereas, the Company executed and delivered to the Investor that certain Form F-4 Note, dated February 13, 2026, attached hereto as Exhibit A (as the same has been and may from time to time further be amended, modified, supplemented or restated, the “F-4 Note”) pursuant to that certain Note Purchase Agreement, dated as of June 2, 2025 (the “Note Purchase Agreement”); and

Whereas, the parties have agreed to amend the F-4 Note as more fully set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the F-4 Note.

2. Amendments to the F-4 Note.

2.1 The dollar amount on the face of the F-4 Note is amended in its entirety and replaced with “$261,250”.

2.2 The first sentence of the preamble of the F-4 Note is amended in its entirety and replaced with the following:

“FOR VALUE RECEIVED, Mkango Rare Earths Limited (formerly Lancaster Exploration Limited), a British Virgin Islands company (the “Company”) promises to pay to CIIG Management III LLC, a Delaware limited liability company (“Investor”), or Investor’s registered assigns, the principal sum of $261,250 (as adjusted pursuant to the terms herein, the “Principal Amount”), together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance accruing at the Interest Rate (as defined below) pursuant to that certain Note Purchase Agreement by and between the Company and the investors listed therein, including Investor, dated June 2, 2025 (as the same may be amended or restated from time to time, the “Note Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement or in the business combination agreement by and among the Company, Crown PropTech Acquisitions, a Cayman Island exempted company (“CPTK”), and the other parties thereto, as applicable.”

2.3 Section 1(b) of the F-4 Note is amended in its entirety and replaced with the following:

“Interest. Accrued interest on this Note shall be payable in arrears on each of the Semiannual Date, the Annual Date and the Maturity Date. Subject to the receipt of approval from the TSX Venture Exchange and satisfaction of customary closing conditions (“TSX-V Conditional Approval”), 9% per annum (the “In-kind Interest Rate”) of the Interest Rate shall be paid in kind and compound semiannually (the “In-kind Interest”), and 3% per annum (the “Cash Interest Rate”) of the Interest Rate shall be paid in cash (the “Cash Interest”). For the avoidance of doubt, (i) the semiannual compounding of the In-kind Interest on the Semiannual Date and the Annual Date shall be effected by the addition of a dollar amount equal to the In-Kind Interest payable at that time to the then outstanding principal amount of the F-4 Note; and (ii) in the event TSX-V Conditional Approval is not obtained with respect to payment of the In-kind Interest by the date such payment is due, such interest shall be paid in cash. Further, the In-kind Interest shall accrue at the In-kind Interest Rate (x) on a principal amount of $250,000 (the “Original Principal Amount”) from the date hereof until the Semiannual Date; and (y) on the Principal Amount, which, for the avoidance of doubt, equals the Original Principal Amount plus all compounded In-kind Interest through the Semiannual Date, from the Semiannual Date until the Annual Date (or the date this Note is released in consideration for the issuance of Consideration Shares, if earlier); and the Cash Interest shall accrue at the Cash Interest Rate on the Original Principal Amount for each period from the date hereof until the Semiannual Date and from the Semiannual Date to the Annual Date (or the date this Note is released in consideration for the issuance of Consideration Shares, if earlier), with such Cash Interest accrued at the end of each period being paid at each of the Semiannual Date and the Annual Date (or the date this Note is released in consideration for the issuance of Consideration Shares, if earlier), respectively.”

2.4 The words “were converted to Conversion Shares at the Conversion Price” in Section 1(f) of the F-4 Note is replaced with the following: “were released in consideration for the issuance of Consideration Shares at the Consideration Price.”

2.5 Section 2(d) of the F-4 Note shall be amended in its entirety and replaced with the following:

““Consideration Price” means $5.00 per Consideration Share.”

2.6 Section 2(e) of the F-4 Note shall be amended in its entirety and replaced with the following:

““Consideration Shares” means Class A Shares of the Company issued pursuant to the release of this Note in consideration for the issuance by the Company of Class A Shares.”

2.7 Section 4 of the F-4 Note is amended in its entirety and replaced with the following:

“Debt-for-Equity Swap.

(a) Consideration; Cashout.

(i) If the board of directors of the Company approves, subject to shareholder approval, the amendment and restatement of its memorandum and articles of association to implement a variation of rights and a redesignation and reclassification of the Capital Shares prior to the Maturity Date (a “Share Reclassification Board Approval”), and the Minimum Cash Condition (as defined in the BCA) is not satisfied at such time, then this Note shall be released in consideration for the issuance by the Company of such number of Consideration Shares equal to the sum of the Principal Amount and all accrued and unpaid In-kind Interest divided by the Consideration Price.

(ii) If a Share Reclassification Board Approval occurs and the Minimum Cash Condition (as defined in the BCA) is satisfied at such time, Investor may, in its discretion, either (A) release the debt in this Note in full pursuant to Section 4(a)(i), or (B) release the debt in this Note such that Investor is (1) paid the Cashout Amount, (2) issued a number of Consideration Shares equal to the Cashout Amount divided by $20.00, and (3) issued additional Consideration Shares, if any, equal to (x) the sum of the Principal Amount and all accrued and unpaid In-kind Interest minus the Cashout Amount divided by (y) the Consideration Price.

(iii) The Consideration Shares will not be subject to any lock-up or other restrictions set forth in the BCA, with exceptions of limitations applicable by law.

(iv) Notwithstanding the foregoing, in no event shall Investor be issued a number of Consideration Shares pursuant to this Note that would result in Investor’s ownership of Capital Shares exceeding 19.99% of the total issued and outstanding Capital Shares as of the date hereof.

(b) Administration. Upon the issuance of the Consideration Shares or payment of cash to Investor, pursuant to Section 4(a) (the “Debt-for-Equity Swap Realization”), the Company shall be forever released from all its obligations and liabilities under this Note. In connection with the Debt-for-Equity Swap Realization, Investor and the Company will execute and deliver to each other customary share purchase and related financing agreements, as applicable, and Investor will execute and deliver to the Company or the applicable counterparty or counterparties, to the extent reasonably requested by the Company or any underwriter, any other required documents. Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stole or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with the loss of this Note) upon a Share Reclassification Board Approval for cancellation; provided that upon the Share Reclassification Board Approval, this Note shall be deemed released and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. Any Debt-for-Equity Swap Realization shall be deemed to have been made immediately upon the Share Reclassification Board Approval and on and after such date Investor shall be treated for all purposes as the record holder of the Consideration Shares. As promptly as practicable after the Debt-for-Equity Swap Realization, the Company or its successor (at its expense) will issue and deliver to the holder thereof a certificate or certificates evidencing the Consideration Shares (if certificated), or if the Consideration Shares are not certificated, will deliver evidence of the issuance of the Consideration Shares in book entry or other electronic format.”

2.8 Section 5 of the F-4 Note is amended in its entirety and replaced with the following:

“Reference Date. The Company will have the right to set a reference date for the release of the accrued interest under this Note in consideration for the issuance by the Company of such number of Consideration Shares equal to the sum of the accrued interest (which reference date shall be no sooner than two (2) days prior to the applicable date of the Share Reclassification Board Approval, Event of Default, Dissolution Event, or Maturity Date), such that interest accrued through such reference date will be released and interest shall cease accruing after such reference date.”

3. Limitation of Amendments. The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the F-4 Note, or (b) otherwise prejudice any right or remedy which the Investor may now have or may have in the future under or in connection with the F-4 Note.

4. Integration. The Note Purchase Agreement, this Amendment and the F-4 Note represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the F-4 Note merge into this Amendment and the F-4 Note.

5. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Each party hereto may execute this Amendment by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

INVESTOR		COMPANY

CIIG MANAGEMENT iii, LLC		MKANGO RARE EARTHS LIMITED

By:	/s/ Michael Minnick	By:	/s/ Alexander Lemon
Name:	Michael Minnick	Name:	Alexander Lemon
Title:	Managing Member	Title:	Director

[Amendment to F-4 Note]

EXHIBIT A

F-4 NOTE

[see attached]

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